Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Anne H. Lloyd
Executive Vice President and
Chief Financial Officer
(919) 783-4660
www.martinmarietta.com

Martin Marietta Materials, Inc. Announces Expiration of Registered Exchange Offers for its Floating Rate
Senior Notes due 2017 and 4.250% Senior Notes due 2024

RALEIGH, NORTH CAROLINA – December 22, 2014 – Martin Marietta Materials, Inc. (“Martin Marietta”) (NYSE: MLM) today announced the expiration of its offers (collectively the “exchange offers”) to exchange all of its outstanding Floating Rate Senior Notes due 2017 (the “Original 2017 Notes”) for its Floating Rate Senior Notes due 2017, which are registered under the Securities Act of 1933, as amended (the “Securities Act”) (the “Exchange 2017 Notes”), and all of its outstanding 4.250% Senior Notes due 2024 (the “Original 2024 Notes” and, together with the Original 2017 Notes, the “Original Notes” for its 4.250% Senior Notes due 2024, which are registered under the Securities Act (the “Exchange 2024 Notes” and, together with the Exchange 2017 Notes, the “Exchange Notes”).

The exchange offers expired at 5:00 p.m., New York City time, on December 19, 2014. Martin Marietta has been advised that $300,000,000 in aggregate principal amount of the Original 2017 Notes and $400,000,000 in aggregate principal amount of the Original 2024 Notes were validly tendered and not validly withdrawn prior to the expiration of the exchange offers, and Martin Marietta has accepted for exchange all such Original Notes pursuant to the exchange offers. Martin Marietta expects that settlement of the exchange offers will occur on or about December 22, 2014.

About Martin Marietta Materials, Inc.
Martin Marietta, an American company and a member of the S&P 500 Index, is a leading supplier of aggregates and heavy building materials, with operations spanning 32 states, Canada and the Caribbean.  Dedicated teams at Martin Marietta supply the resources for the roads, sidewalks and foundations on which we live.  Martin Marietta’s Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Cautionary Statements Regarding Forward-Looking Statements
Investors are cautioned that all statements in this communication that relate to the future involve risks and uncertainties, and are based on assumptions that Martin Marietta believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor management’s expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “expect,” “should be,” “believe,” “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any or all such forward-looking statements made here and in other publications may turn out to be wrong. Among the key factors that could cause actual results to differ materially from the forward-looking statements in this communication include, but are not limited to: Congress’ actions and timing surrounding federal highway funding and uncertainty over the funding mechanism for the Highway Trust Fund; the performance of the United States economy and the resolution and impact of the debt ceiling and sequestration issues; widespread decline in aggregates pricing; the cyclical nature of both cement and ready mixed concrete, which are subject to significant changes in supply, demand and price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, most particularly in Texas, North Carolina, Iowa, Colorado and Georgia; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets Martin Marietta serves; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a slowdown in energy-related drilling activity, particularly in Texas; a slowdown in residential construction recovery; a reduction in construction activity and related shipments due to a decline in funding under the domestic farm bill; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by Martin Marietta; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Specialty Products business, natural gas; continued increases in the cost of other repair and supply parts; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to Martin Marietta’s cement production facilities; increasing governmental regulation, including environmental laws; transportation availability, notably the availability of railcars and locomotive power to move trains to supply the Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of Martin Marietta’s materials, particularly in areas with significant energy-related activity, such as Texas and Colorado; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by Martin Marietta’s dolomitic lime products; proper functioning of Martin Marietta’s information technology and automated operating systems to manage or support Martin Marietta’s operations; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with our credit facility’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase Martin Marietta’s tax rate; violation of Martin Marietta’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on Martin Marietta’s common stock price and its impact on goodwill impairment evaluations; reduction of Martin Marietta’s credit rating to non-investment grade resulting from strategic acquisitions or otherwise; and other risk factors listed from time to time in Martin Marietta’s filings with the SEC. Other factors besides those listed here may also adversely affect Martin Marietta, and may be material to Martin Marietta. Martin Marietta assumes no obligation to update any such forward-looking statements.

Non-Solicitation

This communication shall not constitute an offer to exchange nor a solicitation of an offer to exchange the Original Notes. The exchange offers were made only pursuant to the Prospectus and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.